As filed with the Securities and Exchange Commission on October 5, 2001
                                               Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                -----------------
                       SYNAPTIC PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                              22-2859704
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)                Identification Number)

                                215 College Road
                            Paramus, New Jersey 07652
                                 (201) 261-1331
                   (Address, including zip code, and telephone
                                     number,
                      including area code, of registrant's
                          principal executive offices)

                              Kathleen P. Mullinix
          Chairman of the Board, President and Chief Executive Officer
                                215 College Road
                            Paramus, New Jersey 07652
                                 (201) 261-1331
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                              Robert W. Murray Jr.
                               Baker Botts L.L.P.
                              599 Lexington Avenue
                          New York, New York 10022-6030
                                 (212) 705-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   X
                                              ---
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

----------------
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                         CALCULATION OF REGISTRATION FEE
================================================================================
   Title of each                   Proposed         Proposed
    class of                        maximum          maximum         Amount of
  securities to   Amount to be   offering price     aggregate       registration
  be registered  registered (1)  per unit (2)   offering price (2)    fee
--------------------------------------------------------------------------------
Common Stock,
$0.01 par value   7,564,584         $4.63          $35,024,023.92     $8,756.01
================================================================================
     (1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Registrant's common stock, as reported on the Nasdaq National Market on October 2, 2000.
                               -----------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                  Subject to Completion, dated October 5, 2001

                       SYNAPTIC PHARMACEUTICAL CORPORATION

                        7,564,584 Shares of Common Stock

                            ------------------------

     This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus, of up to 7,564,584 shares of our common stock. These shares of common stock are issuable to the selling stockholders upon the conversion of shares of our Series B and Series C Convertible Preferred Stock acquired by the selling stockholders in private placements pursuant to a stock purchase agreement among us and the selling stockholders. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus and we will bear certain expenses incident to their registration. The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold.

     Our common stock is traded on the National Market tier of the Nasdaq Stock Market under the trading symbol "SNAP." On October 3, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $4.50 per share.

                            ------------------------

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 2.
                            ------------------------



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.





The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.









                 The date of this prospectus is October __, 2001.

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

About Synaptic Pharmaceutical Corporation...................................1
Cautionary Statement Regarding Forward-Looking Statements...................1
Risk Factors................................................................2
Use Of Proceeds............................................................11
Selling Stockholders.......................................................11
Plan Of Distribution.......................................................12
Legal Matters..............................................................12
Experts  ..................................................................12
Where You Can Find More Information........................................13
Incorporation By Reference.................................................13

                            ------------------------

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of our common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

                    ABOUT SYNAPTIC PHARMACEUTICAL CORPORATION

     We are a drug discovery company using G protein-coupled receptors ("GPCRs") as targets for novel therapeutics. We use our large portfolio of patented GPCR targets as a basis for the creation of improved drugs that act through these targets. We and our licensees are using these receptor targets first to discover their function in the body and thus specific physiological disorders with which they may be associated and secondly, to design compounds that can potentially be developed as drugs.

     We were incorporated in the state of Delaware in 1987. Our principal executive offices are located at 215 College Road, Paramus, New Jersey 07652, and our telephone number is (201) 261-1331. References in this prospectus to "we," "us," and "our" refer to Synaptic Pharmaceutical Corporation.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risk and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this prospectus, or in the documents incorporated by reference into this prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements. Such risks, uncertainties and other factors include those described under the heading "Risk Factors."

     You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and other information in this prospectus and in the documents incorporated by reference in this prospectus before deciding to buy any of the securities being offered to you. Our business, financial condition and results of operations could be harmed were any the following risks or uncertainties to develop into actual events. In such case, the value of our securities could decline and you might lose all or part of your investment.

     OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND THEY MAY NEVER BE COMMERCIALLY AVAILABLE.

     Since our inception in January 1987, we have focused our activities on the discovery and cloning of receptor genes and the use of these genes as tools in the design of precisely targeted compounds for a broad range of therapeutic applications. To date, neither we nor any of our licensees have completed development of any drugs, and we do not expect that any drugs resulting from our research and development efforts or those of our licensees will be commercially available for a significant number of years, if at all. All compounds that we or our licensees discover will require extensive preclinical and clinical testing, which will take several years, prior to submission of any regulatory application for commercial use. If we or our licensees are unable to develop new drugs, or if the drugs that we do develop do not become commercially available, then our business will not succeed. Product development of new pharmaceuticals is highly uncertain, and a number of circumstances could delay or prevent the commercial development of potential new drugs, including the following:

o they may be found during preclinical testing or clinical trials to be ineffective or to cause harmful side effects;

o    they may fail to receive necessary regulatory approvals;

o    they may be difficult or uneconomical to manufacture on a large scale;

o    they may fail to achieve market acceptance; or

o they may be precluded from commercialization by proprietary rights of third parties.

     WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT OUR LOSSES TO INCREASE.

     We have incurred significant operating losses since our inception in January 1987. At June 30, 2001, our accumulated deficit was $74,661,000 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to continue to incur substantial operating losses at least over the next several years and expects losses to increase as we increase our internal research and development efforts and reduce our use of collaborative arrangements with pharmaceutical companies, which to date have been our only significant source of operating revenue. We anticipate that few, if any, pharmaceutical companies will have biological knowledge regarding many of our future gene discoveries, and, as a result, we may have fewer opportunities to enter into collaborative arrangements that would help fund the costs of our research and development efforts. We have not received any royalty revenue or revenue from the sale of drugs, and we do not expect to achieve revenues or royalties from sales of drugs for a significant number of years, if at all. We will not achieve revenues or royalties from drug sales unless we or one of our licensees successfully completes clinical trials with respect to a drug candidate, obtains regulatory approvals for that drug candidate and commercializes the resulting drug. We cannot assure you that this will ever occur, or that, if it does occur that we will realize significant revenue. If we do not achieve significant revenue from drug sales or royalties, we will not become profitable and may not be able to sustain our operations.

     OUR STRATEGY OF INCREASING OUR INTERNAL DRUG DEVELOPMENT EFFORTS WILL INCREASE THE RATE AT WHICH WE EXPEND RESOURCES AND INCUR LOSSES AND COULD LEAD TO GREATER LOSSES IN THE FUTURE.

     Since late 2000, we have been pursuing a new business strategy of increasing our internal drug development efforts and relying less on the resources of large pharmaceutical companies and other third parties through collaborative arrangements. This strategy requires us to hire additional employees with drug development expertise  and  to  incur  additional  expenses,  such  as  expenses  associated with preclinical tests and clinical trials. We plan to accelerate the implementation of this strategy beginning in the fourth quarter of 2001. This will result in increased operating and capital expenses and lower revenues, which means our losses will increase, as will the rate at which we expend our available cash. It will also require us to acquire additional drug development expertise and manage aspects of the drug development process that we formerly relied on our licensees to manage. If we are unable to acquire the necessary expertise or manage these additional activities, our drug development efforts will not be successful. Further, we will bear a larger portion of any loss resulting from unsuccessful development efforts than if the costs of these efforts were shared with third party collaborators and licensees.

     IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING IN THE FUTURE, WE MAY NOT BE ABLE TO SUSTAIN OUR BUSINESS.

     Because we expect to incur losses for the foreseeable future and expect the size of our losses to increase, we will likely need to obtain additional financing in order to sustain our business in the future. Our future financial requirements will depend on many factors, including the following:

o    the continued progress of our research and development programs,

o the timing and results of preclinical testing and clinical trials, if any, of drug candidates,

o    the timing of regulatory approvals, if any,

o    technological advances,

o determinations as to the commercial potential of our proposed products and those of our licensees,

o    the existence of competitive products,

o our ability to establish and maintain collaborative arrangements with suitable third parties,

o    the  effectiveness  of  our  licensees  in  their  development  activities,
     preclinical  testing  and  regulatory   approvals  and,  if  approvals  are
     obtained, the manufacturing and marketing of products, and

o the time and expense associated with filing and, if necessary, prosecuting and enforcing patent claims.

     In August and September of 2001, we effected a two-stage private placement of shares of two new series of our preferred stock, which are convertible into an aggregate of 7,564,584 shares of our common stock, subject to anti-dilution adjustment. While we realized net proceeds of approximately $37.6 million from this transaction, we expect to seek to raise additional financing in the future through public or private financings, including further sales of equity or sales of debt securities. Any further equity financing we do obtain could result in additional dilution to our then existing stockholders. We cannot assure you that additional funds will be available on favorable terms or at all, or that any funds raised would be sufficient to permit us to continue to conduct our operations or achieve profitability. If adequate funds are not available when we need them, we may be required to curtail significantly or eliminate one or more of our receptor or drug discovery programs, or to discontinue our operations all together.

     COMMERCIALIZATION OF THE DRUGS WE DEVELOP WILL DEPEND ON CLINICAL TRIALS, WHICH ARE DIFFICULT AND EXPENSIVE TO CONDUCT AND PRODUCE UNCERTAIN RESULTS.

     Before obtaining required regulatory approvals for the commercial sale of any product we may develop, we or our licensees will be required to demonstrate through preclinical studies and clinical trials that the product is safe and efficacious. The results of preclinical studies and initial clinical trials are not necessarily predictive of results that will be obtained from large-scale clinical trials, and there can be no assurance that clinical trials of any product under development will demonstrate the safety and efficacy of the product or will result in a marketable product. The safety and efficacy of a therapeutic product under development must be supported by extensive data from clinical trials. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of a therapeutic drug under development would delay or prevent regulatory approval of the product, which would delay or diminish the realization of revenues from the product. In addition, the United States Food and Drug Administration (FDA) may require additional clinical trials, which could result in increased costs and significant development delays.

     The rate of completion of clinical trials is dependent upon, among other things, obtaining adequate clinical supplies and the rate of patient accrual. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both. Our current licensees generally have the right to control the planning and execution of product development and clinical programs, and these licensees may not conduct their programs in accordance with schedules that are satisfactory to us. We cannot assure you that if we did complete clinical trials for any potential drug we may develop, that the results would allow us to submit a new drug application (NDA) to the FDA, or that the FDA would review or approve such an NDA in a timely manner or at all.

         TO BE SUCCESSFUL, OUR PRODUCTS MUST BE ACCEPTED BY THE HEALTH CARE COMMUNITY, WHICH CAN BE VERY SLOW TO ADOPT OR UNRECEPTIVE TO NEW TECHNOLOGIES AND PRODUCTS.

     Our products and those developed by our licensees, if approved for marketing, may not achieve market acceptance since physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

o our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;

o our ability to create products that are superior to alternatives currently on the market;

o our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

o    reimbursement policies of government and third-party payors.

   If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

         WE HAVE NO MANUFACTURING EXPERIENCE OR CAPACITY, MAKING IT UNCERTAIN THAT WE WILL BE ABLE TO SUCCESSFULLY MANUFACTURE ANY DRUGS THAT WE DEVELOP.

     We currently have no manufacturing facilities and must rely on our licensees or contract manufacturers to produce compounds for research and development, preclinical and clinical purposes. The products that we and our licensees are attempting to develop have never been manufactured on a commercial scale and there can be no assurance that these products can be manufactured at a cost or in quantities necessary to make them commercially viable. If we are unable to contract for a sufficient supply of compounds on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our preclinical and clinical testing schedule would be delayed, resulting in delays in the submission of products for regulatory approval or in the market introduction and subsequent sale of products. Moreover, manufacturers that we may use must adhere to current good manufacturing practices regulations enforced by the FDA through its facilities inspection program. If these facilities could not pass a pre-approval plant inspection, the FDA pre-market approval of the products would not be granted and our products could not be manufactured.

         IF WE ARE UNABLE TO DEVELOP A SALES AND MARKETING CAPABILITY, WE WILL NOT BE ABLE TO SELL ANY PRODUCTS THAT WE DEVELOP.

     We  currently  have no sales  or  marketing  capability.  The  creation  of infrastructure to commercialize pharmaceutical products is a difficult, expensive and time-consuming process. To market any product we may develop, we will need to establish a marketing and sales force with technical expertise and distribution capability or contract with other pharmaceutical or health care companies with distribution systems and direct sales forces. If we are unable to establish direct or indirect sales and distribution capabilities, or are unsuccessful in gaining market acceptance for licensing arrangements, we will not be able to generate revenue from our products. If we enter into co-promotion or licensing arrangements, our revenues will be dependent on the efforts of third parties, and there can be no assurance that any of these efforts will be successful.

         IF WE ARE UNABLE TO OBTAIN AND MAINTAIN PATENT PROTECTION FOR OUR INTELLECTUAL PROPERTY, WE WILL BE UNABLE TO GROW OUR BUSINESS OR BECOME PROFITABLE.

     Our success depends, in part, on our ability to establish, protect and enforce our proprietary rights relating to our intellectual property. Our policy is to seek, when appropriate, protection for our gene and compound discoveries and other proprietary technology by filing patent applications in the United States and in other countries. However, patent law as it relates to inventions in the biotechnology field is still evolving, and involves complex legal and factual questions for which legal principles are not firmly established. Accordingly, we cannot be certain that patents will be granted with respect to any of our patent applications currently pending in the United States or in other countries, or with respect to applications filed by us in the future. If we do not receive patents on the genes and compounds we develop, then our ability to profit from these developments will be materially diminished.

     There is no clear policy regarding the breadth of claims allowed in patents or the degree of protection they afford. We therefore cannot predict the breadth or enforceability of claims allowed in the patents that have been issued to us or in patents that may be issued to us in the future, nor can we be sure that claims in our patents, either as initially allowed by the United States Patent and Trademark Office or any of its non-United States counterparts or as subsequently interpreted by courts inside or outside the United States, will be sufficiently broad to allow us to profit from the genes and compounds we discover.

     We cannot assure you that any of our patents will ultimately be held valid or that efforts to defend our patents, trade secrets, know-how or other intellectual property rights will be successful. Patents issued to us may be infringed, invalidated or circumvented by others, or the rights granted under our patents may not be commercially valuable or provide competitive advantages to us or our licensees. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have significantly expanded their gene discovery efforts in recent years and have filed patent applications or received patents covering their gene discoveries. Some of these applications or patents may be competitive with our applications or conflict in certain respects with claims made under our applications. We cannot predict whether, in the event of any conflict, we will be in a priority position with respect to inventorship on any of these applications. If we are not, then our ability to exploit the patents subject to the conflict would be materially diminished.

     In some cases, litigation or other proceedings may be necessary to assert infringement claims against others, to defend against claims of infringement, to enforce patents issued to us, to protect trade secrets, our know-how or other intellectual property rights, or to determine the scope and validity of the proprietary rights of third parties. An adverse outcome in any litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from a third party, all of which could cause our costs to increase and our revenues or potential revenues to decline. Any litigation could result in substantial costs and divert our resources from drug development activities.

     In June 2000, we filed suit against M.D.S. Panlabs, Inc., a Washington corporation, and Panlabs Taiwan Ltd., a Taiwanese corporation, alleging that Panlabs had infringed several U.S. patents owned by us. An unfavorable outcome in this litigation may have an adverse effect on our business.

         OUR DRUG DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE IMPAIRED BY THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     Our future success depends, in part, on our ability to operate without infringing patents and proprietary rights of third parties. We are aware of a large number of patents and patent applications of third parties that contain claims to genes that code for G protein-coupled receptors or compounds that interact with G protein-coupled receptors. Patents issued to others may preclude us from using or licensing our technology or may preclude us and our licensees from commercializing drugs developed with our technology. We have acquired licenses to use certain technologies covered by patents owned by Stanford University and the University of California, jointly, and Columbia University, and may be required to obtain additional licenses to patents or other proprietary rights of other parties in order to pursue our own technologies. We cannot be sure that, if required, we would be able to obtain any additional licenses on acceptable terms, if at all. The failure to obtain needed licenses could result in delays in our development efforts or those of our licensees, or could preclude the development, manufacture or sale of some products.

         OBTAINING AND MAINTAINING OUR PATENT RIGHTS IS EXPENSIVE AND COULD LEAD TO HIGHER EXPENSES AND LARGER LOSSES.

     Our patents and patent applications may be challenged by way of interference proceedings or opposed by third parties, and we may need to participate in interference proceedings or oppose the patents or patent applications of third parties in order to protect our rights. Interference and opposition proceedings can be expensive to prosecute and defend. We are involved in an interference at the United States Patent and Trademark Office between one of our patent applications and an issued patent of a third party. We cannot predict the outcome of the interference proceeding. If the outcome is unfavorable to us, then we might not be able to practice the subject matter of the relevant patent application in the United States. Accordingly, an unfavorable outcome in the interference proceeding could have an adverse effect on the company. Even if the eventual outcome of the interference proceeding and the anticipated interference proceedings is favorable to us, our participation in it could result in substantial costs.

         OUR COMPETITIVE POSITION WILL BE IMPAIRED IF WE ARE UNABLE TO MAINTAIN THE CONFIDENTIALITY OF OUR TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

     We rely upon trade secrets, proprietary know-how and continuing technological advances to develop and maintain our competitive position. Our business strategy requires us to share this information among our employees and those of our licensees. If this confidential information becomes known to third parties, whether through inadvertent disclosure or breach of a confidentiality agreement or otherwise, the value of the information to us may be diminished as well as our ability to develop competitive processes and products.

         WE FACE SUBSTANTIAL COMPETITION FROM MANY COMPANIES THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO.

     We operate in a field in which new developments occur and are expected to continue to occur at a rapid pace. Competition from biotechnology and pharmaceutical companies, joint ventures, academic and other research institutions and others is intense, and we expect it to increase. We believe that elements of our human receptor-targeted drug design technology are currently employed by many other pharmaceutical and biotechnology companies in their drug discovery efforts. Moreover, there are other companies with drug discovery programs at least some whose objectives are the same as or similar to ours. We are aware of many pharmaceutical and biotechnology companies that are engaged in efforts to develop compounds that interact with G protein-coupled receptors subtypes, including receptor subtypes with which we are working. Many of our competitors are large biotechnology companies and multinational pharmaceutical companies who may employ greater financial and other resources, including larger research and development staffs and more extensive marketing and manufacturing organizations, than are available to us. We expect our competition to increase, as many pharmaceutical companies are now routinely performing many of the types of research and services that have historically been performed by biotechnology companies such as ours.

     We also expect to encounter significant competition with respect to the drugs that we and our licensees plan to develop. Our competitors will achieve a significant competitive advantage if they complete clinical trials, obtain required regulatory approvals or commence commercial sales of their drugs before we achieve that stage of development with our products. Moreover, our competitors may be able to develop technologies that circumvent our technology or that are more effective than those that we develop or that render our technology or drugs less competitive or obsolete. Our competitors may also be able to obtain patent protection or other intellectual property rights that would limit our ability to use or license our own technology or commercialize the drugs we or our licensees develop.

         THE STRINGENT REGULATORY APPROVAL PROCESS FOR NEW DRUGS CREATES SIGNIFICANT EXPENSES AND MAKES IT UNCERTAIN WHETHER ANY DRUGS WE OR OUR LICENSEES MAY DEVELOP WOULD BE APPROVED FOR COMMERCIAL USE.

     The development, manufacturing and marketing of drugs are subject to regulation by numerous Federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries in which we may test and market the drugs we develop. The FDA and comparable regulatory agencies in other countries impose mandatory procedures and standards for the conduct of preclinical testing and clinical trials and the production and marketing of drugs for human therapeutic use. Product development and approval of a new drug are likely to take many years and involve the expenditure of substantial resources.

     The steps required by the FDA before new drugs may be marketed in the United States include:

o    preclinical studies;

o the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug (IND);

o adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for its intended use;

o    submission to the FDA of an NDA; and

o review and approval of the NDA by the FDA before the drug may be shipped or sold commercially.

     In the United States in particular, timetables for the various phases of clinical trials and NDA approval cannot be predicted with any certainty. We, our licensees or the FDA may suspend clinical trials at any time if it is believed that individuals participating in the trials are being exposed to unacceptable health risks. Even assuming that clinical trials are completed and that an NDA is submitted to the FDA, there can be no assurance that the NDA will be reviewed by the FDA in a timely manner or that once reviewed, the NDA will be approved. The approval process is affected by a number of factors, including the severity of the targeted indications, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, or may require additional testing or information with respect to the investigational drug. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could also delay, limit or prevent regulatory agency approval. Even if initial FDA approval is obtained, further studies, including post-market studies, may be required in order to provide additional data on safety and will be required in order to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. The FDA will also require post-market reporting and may require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs may limit further marketing of the drug. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling, an NDA supplement may be required to be submitted to the FDA. Finally, delays or rejections may be encountered based upon changes in regulatory agency policy during the period of drug development or the period of review of any application for regulatory agency approval of a drug. Moreover, because our present licensees are, and future licensees may be, responsible for preclinical testing, clinical trials, regulatory approvals, manufacturing and commercialization of some drugs, the ability to obtain and the timing of regulatory approvals for these drugs will not always be within our control.

     Each manufacturing establishment for new drugs is required to receive approval by the FDA. Among the conditions for approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's Good Manufacturing Practices (GMP), which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. Manufacturing establishments, both foreign and domestic, are also subject to inspections by or under the authority of the FDA and may be subject to inspections by foreign and other Federal, state or local agencies.

     Prior to the commencement of marketing a product in any other country, approval by regulatory agencies in that country is required, regardless of whether FDA approval has been obtained for the product. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than the time required for FDA approval. Although there are procedures for unified filings for some European countries, in general each country has its own procedures and requirements.

     Delays in obtaining regulatory agency approvals could adversely affect the marketing of any drugs we or our licensees develop, impose costly procedures upon our activities, diminish any competitive advantages that we may attain and adversely affect our ability to receive revenues or royalties. There can be no assurance that, even after the expenditure of significant time and money, we will obtain all required regulatory agency approvals for any given product. Moreover, even if regulatory agency approval for a product is granted, the approval may entail limitations on the indicated uses for which the product may be marketed. Further, approved drugs and their manufacturers are subject to continual review, and discovery of previously unknown problems with a drug or its manufacturer may result in restrictions on the drug or manufacturer, including withdrawal of the drug from the market. Regulatory agency approval of prices is required in many countries, which could limit the revenues that we are able to realize from any particular product.

         COST CONTROLS IMPOSED BY THIRD PARTY PAYERS OF HEALTH CARE EXPENSES OR HEALTH CARE REFORM EFFORTS COULD LIMIT THE ABILITY OF OUR BUSINESS TO BECOME PROFITABLE.

     Our commercial success will be heavily dependent upon the availability of reimbursement for the use of drugs we or our licensees develop from third-party payers, such as government health administration authorities, private health care insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third-party payers are increasingly challenging the prices charged for health care drugs and may require us to prepare additional cost-benefit analysis data to demonstrate the cost-effectiveness of our drugs. If we are unable to produce analyses to the satisfaction of these third party payers, the market for our products would be severely curtailed and would probably not be sufficient for the products to be commercially viable.

     In the United States, we expect that there will continue to be numerous Federal and state proposals to implement government control of pricing and profitability of prescription pharmaceuticals. In addition, the prevalence of managed health care will continue to put pressure on drug pricing. Cost control initiatives could decrease the price at which drugs may be sold and may prevent us from realizing any profits from our business by preventing the recovery of substantial development costs and the achievement of an appropriate profit margin. Our licensees will be subject to similar constraints, limiting our ability to realize royalties. Furthermore, Federal and state regulations govern or influence the reimbursement to health care providers of fees and capital equipment costs in connection with medical treatment of certain patients. These regulations could adversely affect the prospects for sales of any drugs we develop.

         WE COULD FACE PRODUCT LIABILITY CLAIMS THAT EXCEED OUR ABILITY TO PAY THEM.

     Product liability risks are inherent in the testing, manufacturing and marketing of human therapeutic products. The compounds we and our licensees are investigating could prove to be injurious to humans. We do not currently have any product liability insurance. If we are unable to obtain appropriate insurance coverage for drugs developed by us or our licensees, we may be exposed to product liability claims that we do not have the resources to pay. Large product liability claims could result in substantial losses and potentially force us to discontinue operations.

         WE WILL NOT BE SUCCESSFUL IF WE ARE UNABLE TO ATTRACT AND RETAIN SUFFICIENT QUALIFIED PERSONNEL.

     We are highly dependent on our management and scientific staff, and our strategy of pursuing more drug development efforts internally requires us to retain people with additional expertise. We face intense competition for personnel from, among others, biotechnology and pharmaceutical companies, as well as academic and other research institutions. If we lose the services of any key personnel, or are unable to hire additional personnel with the right knowledge and skills, then we will be unable to successfully pursue our strategy.

         OUR USE OF HAZARDOUS MATERIALS EXPOSES US TO POTENTIAL LIABILITIES THAT COULD EXCEED OUR FINANCIAL RESOURCES.

     Our activities involve the use of radioactive compounds and hazardous materials. We are subject to local, state and Federal laws and regulations relating to occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control. Complying with these requirements requires additional resources and the failure to comply could result in fines and penalties, as well as restrictions on our ability to pursue our business. Any accidental contamination or injury from these materials could expose us to liability for damages that exceed our resources or result in sanctions that require us to discontinue our operations.

         OUR STOCK PRICE IS HIGHLY VOLATILE, AND YOU COULD LOSE MONEY INVESTING IN OUR STOCK EVEN IF WE MEET OUR PERFORMANCE GOALS.

     Historically, the market price for our common stock has been highly volatile and subject to significant fluctuations both related and unrelated to our operating performance. Future announcements or events concerning us or our industry may have a significant impact on the market price of our stock. Such announcements and events could include the following:

o the results of research, development testing, or technological innovations, either by us or others,

o    the introduction of new commercial products, whether by us or others,

o    new government regulations or enforcement actions,

o    developments in the protection of proprietary rights,

o    litigation or the results of litigation,

o public concern as to the safety of our products or those of others in our industry,

o the failure of operating results to meet expectations of investors or public market analysts,

o    fluctuations in our results of operations,

o    changes in health care policy in the United Sates or other countries,

o    changes in analysts' recommendations regarding our stock, and

o    changes in the pharmaceutical or biotechnology industry generally.

         OUR RIGHTS PLAN AND PROVISIONS IN OUR CHARTER MAKE IT DIFFICULT FOR ANY THIRD PARTY TO ACQUIRE US WITHOUT THE CONSENT OF OUR BOARD, WHICH COULD LOWER THE PRICE OF OUR STOCK.

     In November 1995, we adopted a stockholders' rights plan pursuant to which one right to purchase 1/1000th of a share of our Series A Junior Participating Preferred Stock is attached to each share of outstanding common stock. The rights detach from the common stock and become exercisable on the tenth business day following (i) the acquisition by a person or group of 15% or more of our outstanding common stock or (ii) the announcement by a person or group of an intention to acquire through tender or exchange offer 15% or more of our outstanding common stock, in either case without the prior approval of our board of directors. The rights plan has the effect of making an acquisitions of the company not approved by the board of directors prohibitively expensive for any potential acquirer not approved by the board.

     Our certificate of incorporation provides for our board of directors to be divided into three classes of approximately equal size, with each class to be elected for a three-year term at the annual meeting of stockholders at which that class of directors term expires. Directors can be removed by the stockholders only for cause and only with a vote of 60% of the outstanding voting power. Accordingly, it would require two years to replace a majority of the board of directors without cause. Any amendment or repeal of any of the provisions of the certificate of incorporation which relate to the classified board of directors or the removal of directors requires the affirmative vote of at least 80% of the outstanding voting power of our stock and a majority of our board of directors.

     Our certificate of incorporation and by-laws require approval of a majority of the board of directors to call a special meeting of stockholders, prohibit the stockholders from taking action by written consent and require advance notice by stockholders of an intention to nominate persons for election to the board of directors. In addition, the board of directors is authorized to issue preferred stock without stockholder approval with whatever rights and preferences the board may determine to be appropriate. The rights of the holders of common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock issued in the future.

     These provisions could have the effect of depriving the owners of common stock of opportunities to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of the company in a tender offer or similar transaction. This may have a negative effect on the market price of our stock.

         WARBURG PINCUS, WHOSE INTERESTS MAY DIFFER FROM YOURS, EXERCISES SUBSTANTIAL INFLUENCE OVER OUR MANAGEMENT AND POLICIES AND COULD PREVENT A SALE OF THE COMPANY.

     Warburg Pincus Private Equity VIII, LP, our largest shareholder, holds approximately 34.6% of the voting power of our outstanding capital stock. Warburg Pincus has the right to appoint two of the nine members of our board of directors and to approve the selection of a third member in consultation with company management and the rest of the board. Warburg Pincus' interests may differ from your interests, and Warburg Pincus may be in a position to influence us to act in a way that is inconsistent with the interests of the public holders of our common stock. Because of its large equity position, it is unlikely that any transaction requiring shareholder approval, such as a sale of the company or its assets or the election of directors, would be approved without Warburg Pincus' consent. As the holder of a majority of our outstanding Series B and Series C Convertible Preferred Stock, Warburg Pincus also has the right to veto any future issuance of preferred stock that is senior to or at parity with our Series B and Series C Preferred Stock. This could give Warburg Pincus the ability to prevent us from raising capital in a private financing on terms favorable to the holders of common stock.

         THE SALE OF SHARES BY THE SELLING SHAREHOLDERS COULD CAUSE A DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK.

     Sales or the potential for sales of a substantial number of shares of our common stock in the public market could adversely affect its market price. Upon the effectiveness of the registration statement of which this prospectus is a part, there will be no restrictions on the right of the selling shareholders to convert their preferred stock to common stock and sell it in the open market. If all shares of our outstanding Series B and Series C Convertible Preferred Stock were converted to common stock, we would have 18,508,606 shares of common stock outstanding, of which 7,564,584 shares would be held by the selling shareholders.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock being offered and sold for the accounts of the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering, but will pay certain expenses related to the registration of the shares of the Common Stock. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     Based upon information available to us as of October 4, 2001, the table below sets forth the name of each selling stockholder, and with respect to each selling stockholder, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that will be owned after the sale of the registered shares, assuming all of the shares are sold.

     The shares of common stock listed in the table represent shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock that we issued to the selling shareholders in a private placement pursuant to a stock purchase agreement dated August 2, 2001. In the stock purchase agreement, we agreed to file, within ten days after the closing of the transaction, a registration statement to enable the resale by the selling stockholders of all shares of common stock issuable upon conversion of the share of preferred stock acquired from us in the private placement, and to use our reasonable best efforts to have the registration statement declared effective by the Securities and Exchange Commission within 60 days after filing and to keep it effective, subject to certain blackout periods, for a period of two years or, if earlier, until all shares have been sold by the selling stockholders or can be sold without the volume restrictions of Section 144(e) of the Securities Act.

                                  Shares                           % of Class
                               Beneficially                           After
                              Owned Prior to       Shares Being   Completion of
Name                           the Offering         Offered       This Offering
-------------------------     --------------       ------------   -------------
Warburg Pincus Private
   Equity VIII, L.P. (1)      6,429,923 (2)         6,429,923           *
Ziff Asset
   Management, L.P.(3)        1,107,015 (4)         1,107,015           *
David Hirsh (5)                 27, 646 (6)         27,646              *


-------------------------------
* Less than 1%.

(1) Warburg, Pincus & Co. is the sole general partner of Warburg Pincus Private Equity VIII, L.P. ("WP VIII"). WP VIII is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. Jonathan S. Leff, a member of our board of directors, is a general partner of Warburg, Pincus & Co. and a managing director of Warburg Pincus LLC. Stewart J. Hen, a member of our board of directors, is a vice president of Warburg Pincus LLC. Mssrs. Leff and Hen disclaim beneficial ownership (within the meaning of Rule 16a-1 under the Exchange Act) of all shares held by Warburg Pincus.

(2) Represents shares of common stock issuable upon conversion of 9,398 shares of our Series B Convertible Preferred Stock and 25,452 shares of our Series C Convertible Preferred Stock.

(3) Ziff Asset Management, L.P. is the sole investor in BVF Investments, L.L.C. BVF Investments, L.L.C. is controlled by BVF Inc. BVF Inc., through controlled affiliates including BVF Investments, beneficially owns approximately 14.8% of our outstanding common stock. Ziff Asset Management has no control of the voting or disposition of the shares held by BVF Investments or any other affiliate of BVF Inc. and disclaims beneficial ownership of all such shares.

(4) Represents shares of common stock issuable upon conversion of 1,618 shares of our Series B Convertible Preferred Stock and 4,382 shares of our Series C Convertible Preferred Stock.

(5)  David Hirsh is a member of the technical  advisory  board of Warburg Pincus
     LLC.

(6) Represents shares of common stock issuable upon conversion of 40 shares of our Series B Convertible Preferred Stock and 110 shares of our Series C Convertible Preferred Stock.

                              PLAN OF DISTRIBUTION

     The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling shareholders, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. Each selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders.

     We will not receive any part of the proceeds from the sale of common stock. The selling shareholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediaries may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The selling shareholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes. A selling shareholder may, in the future, also sell the shares of common stock offered pursuant to this prospectus in accordance with Rule 144 under the Securities Act, or other available exemption, rather than pursuant to this prospectus.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of the shares offered by this prospectus:

o Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 23, 2001;

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the SEC on May 14, 2001;

o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001;

o    Our Current Report on Form 8-K, filed with the SEC on August 6, 2001;

o    Our Current  Report on Form 8-K filed with the SEC on  September  28, 2001;
     and

o The description of our Common Stock contained in the registration statement on form 8-A filed with the SEC on December 4, 1995.

     You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

                       Synaptic Pharmaceutical Corporation
                                215 College Road
                            Paramus, New Jersey 07652
                                 (201) 261-1331

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than discounts and commissions payable to underwriters and agents. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.



       SEC registration fee.................................     $ 8,756.01
       Nasdaq National Market listing fee...................      75,645.84
       Accounting fees and expenses.........................      12,000.00
       Legal fees and expenses..............................      15,000.00
       Miscellaneous expenses...............................       2,000.00
                                                              --------------

       Total................................................    $113,401.85
                                                              ==============



         Item 15.  Indemnification of Directors and Officers.

     (a) As permitted by the Delaware General Corporation Law (the "DGCL"), our certificate of incorporation eliminates the liability of our directors to the company and its stockholders, except for liabilities related to breach of duty of loyalty to the company and its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any transaction from which the director derives an improper personal benefit and certain other liabilities and, in the event of an amendment to the DGCL, eliminates such personal liability of the directors to the fullest extent permitted by the DGCL, as so amended.

     (b) Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in such capacities. Our amended and restated by-laws require us to indemnify any person who is, was or has agreed to become a director or officer against expense, liability and loss actually or reasonably incurred or suffered as a result of action taken or not taken while acting in his or her capacity as a director or officer of the company.

     (c) We have entered into indemnification agreements with our officers and directors by which we have agreed to indemnify them against any and all expenses, losses, claims, damages and liabilities incurred for or as a result of actions taken or not taken while acting in his or her capacity as a director or officer of the company. We also maintain directors and officers liability insurance.

         Item 16.  Exhibits.

             Exhibit
             Number       Description
             -------      -----------------------------------------------------
             3.1(a)       Amended and Restated Certificate of Incorporation of
                          the Company, filed December 19, 1995 (incorporated by reference to Exhibit 3.1(a) to the Company's Quarterly
                          Report on Form 10-Q filed for the quarter ended June
                          30, 1996, Commission File Number 0-27324)

             3.1(b) Certificate of Designations of Series A Junior Participating Preferred Stock filed December 19, 1995 (incorporated by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q filed for the quarter ended December 31, 1995, Commission File Number 0-27324)

             3.1(c) Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, filed June 5, 1996 (incorporated by reference to Exhibit 3.1(c) to the Company's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1996, Commission File Number 0-27324)

               3.2        Amended and Restated By-Laws of the Company

               4.1 Rights Agreement dated as of December 11, 1995, between the Company and Chase Mellon Shareholder Services, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1995, Commission File Number 0-27324)

                5 Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

              23.1        Consent of Ernst & Young LLP

              23.2        Consent of Baker Botts L.L.P. (included in Exhibit 5)

               24 Power of Attorney (included on the signature pages of the registration statement)


         Item 17.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To  include  any  material  information   with  respect  to  the  plan  of
      distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paramus, state of New Jersey, on October 5, 2001.

                                  SYNAPTIC PHARMACEUTICAL CORPORATION
                                  (Registrant)

                                  By:  /s/ Kathleen P. Mullinix
                                  ---------------------------------------------
                                           Kathleen P. Mullinix
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Kathleen P. Mullinix, Robert L. Spence and Robert W. Murray, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                      Title                           Date
----------                      -----                           ----

/s/ Kathleen P. Mullinix        Chairman of the Board,          October 4, 2001
--------------------------      President, and Chief Executive
Kathleen P. Mullinix            Officer
                                (Principal Executive Officer)

/s/ Stewart J. Hen              Director                        October 4, 2001
--------------------------
Stewart J. Hen

/s/ Zola P. Horovitz            Director                        October 4, 2001
--------------------------
Zola P. Horovitz

/s/ Jonathan S. Leff            Director                        October 4, 2001
--------------------------
Jonathan S. Leff

/s/ John E. Lyons               Director                        October 4, 2001
--------------------------
John E. Lyons

/s/ Patrick J. McDonald         Director                        October 4, 2001
--------------------------
Patrick J. McDonald

/s/ Sandra Panem                Director                        October 4, 2001
--------------------------
Sandra Panem

/s/ Alison Tamton-Rigby         Director                        October 4, 2001
--------------------------
Alison Tamton-Rigby

/s/ Robert Spence               (Principal Accounting Officer,  October 4, 2001
--------------------------      Principal Financial Officer)
Robert Spence

                                  Exhibit Index
                                  -------------
     Exhibit Number                                               Description
     --------------                                               -----------
         3.1(a) Amended and Restated Certificate of Incorporation of the Company, filed December 19, 1995(incorporated by reference to Exhibit 3.1(a) to the Company's
                          Quarterly  Report on Form   10-Q filed for the quarter
                          ended June 30, 1996, Commission File Number 0-27324)

         3.1(b) Certificate of Designations of Series A Junior Participating Preferred Stock filed December 19, 1995 (incorporated by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q filed for the quarter ended December 31, 1995, Commission File Number 0-27324)

         3.1(c) Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, filed June 5, 1996 (incorporated by reference to Exhibit 3.1(c) to the Company's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1996, Commission File Number 0-27324)

          3.2             Amended and Restated By-Laws of the Company

          4.1 Rights Agreement dated as of December 11, 1995, between the Company and Chase Mellon Shareholder Services, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1995, Commission File Number 0-27324)

           5 Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

          23.1            Consent of Ernst & Young LLP

          23.2            Consent of Baker Botts L.L.P. (included in Exhibit 5)

           24 Power of Attorney (included on the signature pages of the registration statement)